UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 3, 2009

Quantum Corporation

(Exact name of Registrant as Specified in its Charter)

Delaware	1-13449	94-2665054
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1650 Technology Drive, Suite 800

San Jose, CA 95110

(Address of Principal Executive Offices)

(408) 944-4000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instructions A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 20.13e-4(c))

Items 1.01 and 3.02

Warrant Purchase Agreement

On June 3, 2009, Quantum Corporation (the “Company”), in a private transaction pursuant to Section 4(2) of the Securities Act of 1933, as amended, entered into a Warrant Purchase Agreement (the “Warrant Agreement”) with EMC Corporation, as contemplated by the Third Amended and Restated Embedded Software License and Distribution Agreement (the “License Agreement”), effective as of April 1, 2009, between the Company and EMC Corporation (“EMC”).

The Warrant Agreement provides that, within 30 days following August 31 of this year and the years 2010 and 2011, the Company will grant a warrant to EMC to purchase a number of shares of the Company’s common stock calculated in accordance with the terms of the License Agreement; provided, that in no event shall any warrant be granted or exercisable to the extent that issuance or exercise thereof would result in EMC holding, or being deemed to hold, more than fifteen percent (15%) of the issued and outstanding capital stock of the Company. The exercise price per share of the Company’s common stock will be $0.38. Each warrant issued pursuant to the Warrant Agreement will vest and be exercisable in the event of a change of control of the Company (including a sale of all or substantially all of the Company’s business or of certain assets, any person or group acquiring beneficial ownership of more than 50% of the Company’s common stock, and a merger, consolidation, reorganization or similar business combination with respect to the Company). The warrants may not be exercised other than in connection with a change of control. Each warrant will expire on the earlier of (i) seven years from the date of issuance and (ii) three years from the occurrence of a change of control.

The foregoing description is qualified in its entirety by reference to the full text of the Warrant Agreement, filed as Exhibit 10.1 hereto and incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit Description
10.1	Warrant Purchase Agreement, dated as of June 3, 2009, by and between Quantum Corporation and EMC Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: June 9, 2009	Quantum Corporation

	By:	/s/ Shawn D. Hall
	Name:	Shawn D. Hall
	Its:	Vice President, General Counsel and Secretary